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                                                                   EXHIBIT 99-1




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                                WESTERN BANCORP
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PRESS RELEASE
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Western Bancorp  (NASDAQ: WEBC)
4100 Newport Place, Suite 900
Newport Beach, California 92660


Contacts:    Matthew P. Wagner            Arnold C. Hahn
             President &                  Chief Financial Officer
             Chief Executive Officer
Phone:       310/477-2402 ext. 134        949/863-2351
Fax:         310/231-0321                 949/757-5844


FOR IMMEDIATE RELEASE

                    WESTERN BANCORP ANNOUNCES CLOSING OF
                     ACQUISITION OF BANK OF LOS ANGELES

October 26, 1998

Newport Beach, California... On October 23, 1998, Western Bancorp ("Western") consummated the acquisition of Bank of Los Angeles ("BKLA") through the merger of BKLA with and into Santa Monica Bank, a wholly-owned subsidiary of Western. The acquisition will be accounted for as a pooling-of-interests. As a result of this acquisition, approximately 2,214,500 shares of common stock of Western are being issued to holders of common stock of BKLA. After giving effect to the acquisition of BKLA, Western had approximately $2.3 billion in assets as of September 30, 1998.

Prior to consummation of the acquisition of BKLA, the litigation pending against BKLA by Smart Clothes, Inc. was settled at an amount acceptable to BKLA and Western. Matthew Wagner, President and Chief Executive Officer of Western, stated "we are pleased that this matter was resolved in a manner that allowed us to close the transaction. We are confident that this


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acquisition will add to the shareholder value of Western.  The systems integration is planned for mid-November, and the transaction should be accretive to earnings in the first quarter of 1999. We are pleased to welcome the customers and shareholders of BKLA to the Western Family."


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Forward-Looking Statements

This press release includes forward-looking statements that involve inherent risks and uncertainties. Western cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western and its subsidiaries operate, inflation, fluctuations in interest rates, legislation and governmental regulation, the ability to consummate the acquisition of Peninsula Bank of San Diego and of PNB Financial Group, Inc., and the progress of integrating PNB Financial Group, Inc., Peninsula Bank of San Diego, Bank of Los Angeles, Santa Monica Bank, Western Bank and Southern California Bank.